Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 11, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 11 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the third quarter and nine months ended June 30, 2004. Also the Company, in a seperate news release announced this same day, that it is making a tender offer to shareholders of the Company owning 99 or fewer shares to redeem their shares to the Company at $10.00 per share.

For the quarter ended June 30, 2004, the Company recorded net income of $87,877 or 7 cents per share, compared with a net loss of $153,753 or 13 cents per share, in the same period a year ago. Sales in the third quarter were $3,788,528, up 31% from $2,887,656 a year ago.

In the first nine months, the Company reported net income of $711,265 or 58 cents per share, compared with a net loss of $1,672,503 or $1.37 per share, in the same period a year ago. Sales were $13,230,580 up 60%, compared to $8,249,360 a year ago. Included in the Company's prior year reported loss of $1,672,503 was the cumulative effect of a change in accounting principle related to goodwill of $1,038,542 or 85 cents per share.

Robert L. Bauman, President and CEO, said that the positive operating results were largely a result of the Company's participation in a large automotive emissions program in the State of Pennsylvania which was essentially completed during the fiscal quarter ended June 30, 2004. He cautioned that he did not believe the Company could maintain the increased sales levels of the past few quarters over the next several quaters. He further stated that even with the uncertain economy he was optimistic that economic conditions will improve and should lead to improved sales and operating results in the company's core products. He also stated that the Company continues to develop emissions related products that he was hopeful would result in future sales although program timings were difficult to predict.

Backlog at June 30, 2004 was $1,760,000 an increase of 30% from the backlog of $1,349,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $353,000, specifically, ($194,000) for emission products related to the Pennsylvania emission program which is essentially complete and ($159,000) for other aftermarket products. Also contributing to the increase ($94,000) for indicators and gauges that depend heavily on the business aircraft market for orders and ($47,000) for training programs. Fastening product orders declined by approximately $100,000. The Company estimates that approximately 51% of the current backlog will be shipped in the last quarter of fiscal 2004.

The Company's financial position remains strong, with current assets of $9,424,236 that are 5.9 times current liabilities, and no long-term debt. Working capital at June 30, 2004 totaled $7,824,110 and shareholder's equity was $10,155,637 or $8.33 per share.

Hickok provides products and services primarily for automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2004, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2004	2003	2004	2003
Net sales	$3,788,528	$2,887,656	$13,230,580	$8,249,360
Income (loss) before Income tax	133,677	(232,353)	1,078,265	(960,561)
Income (recovery of) taxes	45,800	(78,600)	367,000	(326,600)
Net income (loss) before cumulative effect of change in accounting principle, net of tax	87,877	(153,753)	711,265	(633,961)
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	-	1,038,542
Net income (loss)	87,877	(153,753)	711,265	(1,672,503)

Basic income (loss) per share before cumulative effect of accounting change	.07	(.13)	.58	(.52)
Basic income (loss) per share	.07	(.13)	58	(1.37)
Diluted income (loss) per share before cumulative effect of accounting change	.07	(.13)	.57	(.52)
Diluted income (loss) per share	.07	(.13)	.57	(1.37)

Weighted average shares outstanding	1,219,094	1,219,750	1,219,532	1,219,750